Exhibit 10.68

CONFIDENTIALITY, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (“Agreement”) is entered into this 27th day of January, 2006 (the “Effective Date”) by and between Mobile Satellite Ventures (“Company”) and Scott Macleod (“Executive”), who, intending to be legally bound, hereby agree as follows:

1.	Employment and Bonus Payment.

(a) Duties. The Company hereby references the Executive’s employment agreement. During the period of employment, Executive shall perform well and faithfully such duties for, and render such services to, the Company as are from time to time assigned to Executive by the Company.

2.	Restrictive Covenants.

(a) Non-Solicitation of Employees. Executive hereby covenants and agrees that, during Executive’s employment with the Company and for a period of one (1) year immediately following the termination of such employment, whether voluntary or involuntary, Executive shall not solicit, directly or indirectly, any of the Company’s employees for employment with any other person or entity. Executive further agrees that he shall engage in no action during this aforementioned one (1) year period that is intended to or that has the effect of interfering with, altering, or disrupting the Company’s relationship with its employees. Executive further agrees that he shall not provide any assistance to any other person or entity in the solicitation or recruitment of the Company’s employees.

(b) Non-Solicitation of Customers. Executive hereby covenants and agrees that, during Executive’s employment with the Company and for a period of one (1) year immediately following the termination of such employment, whether voluntary or involuntary, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit or accept competitive business from, submit competitive proposals to, or conduct competitive business with, (i) any customer of the Company that was a customer of the Company during the period of Executive’s employment by the Company; or (ii) any customer or prospective customer of the Company that, during the final two years of Executive’s employment by the Company, Executive had solicited for business or to which Executive had provided services, which services shall be deemed to include but shall not be limited to those typically provided by executive, management, and marketing employees.

(c) Non-Competition. Executive hereby covenants and agrees that, during Executive’s employment with the Company and for a period of one (1) year immediately following the termination of such employment, whether voluntary or involuntary, Executive shall not, directly or indirectly, in any geographic area in which the Company markets its products and/or services in any executive, technical, regulatory, managerial, or marketing capacity or position, become employed by or provide services to any person or entity that provides, markets, sells or distributes products or services competitive with any planned or development-stage products of the Company, which competitor is either Inmarsat or its affiliates or any other provider, or intended provider, of satellite services with an Ancillary Terrestrial Component.

3.	Confidential and Proprietary Information

(a) Confidential Information Defined. Executive acknowledges that Executive will be provided access to Company confidential and proprietary information and trade secrets and will occupy a position of trust and confidence with respect to the Company’s affairs and business (“Company Confidential Information”). Company Confidential Information includes, but is not limited to, information and materials related to patentable and unpatentable inventions, computer software and hardware, research, business procedures, marketing plans, customer lists and business histories, analyses of customer information, pricing information, financial data, technical data and/or specifications related to the Company’s products and services, and any other information that is not generally known to the public or within the industry in which the Company competes.

(b) Executive’s Obligations. Executive agrees to take all reasonable steps to preserve the confidential and proprietary nature of Company Confidential Information and to prevent the inadvertent or accidental disclosure of Company Confidential Information. Executive agrees that during Executive’s employment with the Company and thereafter, Executive will not use, disclose or transfer any Company Confidential Information other than as authorized by the Company. Executive agrees that Executive will not use in any way other than in the Company’s business any Company Confidential Information, including information or material received by the Company from others and intended by the Company to be kept in confidence by its recipients. Executive agrees that Executive will not remove any Company Confidential Information from the Company’s premises or make copies of such materials except for use in the Company’s business, and that Executive will return to the Company all Company Confidential Information and copies thereof at any time upon the request of Company. Executive agrees not to retain any tangible or intangible copies of any Company Confidential Information after termination of Executive’s employment for any reason. Executive agrees to maintain and make available to the Company, upon its request, complete and current written records, including but not limited to computer files, photographs, and/or drawings, as appropriate, of all Company Confidential Information that Executive has created solely or in conjunction with others during the course of Executive’s employment with the Company. Executive agrees that the obligations of this paragraph shall continue after termination of Executive’s employment.

(c) Prior Confidential Information. During Executive’s employment with the Company, Executive shall not knowingly use or disclose any proprietary information or trade secrets of any former employer or other person or entity intended by such person or entity not to be disclosed to the Company. Executive further agrees that he will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such former employer, person or entity unless consented to in writing by such employer, person or entity. Executive represents that, to the best of his knowledge, his performance of all of the terms of this Agreement and his performance of his duties to the Company will not breach any agreement or legal obligation between him and any other employer, person or entity.

4.	Enforcement

(a) Executive acknowledges that Executive’s services and skills are special and unique, that Executive’s work for the Company will permit Executive to have access to and to become familiar with Company Confidential Information and customers, that the Company would not have employed Executive but for the promises and commitments made in this Agreement, and that the promises and commitments made in this Agreement are reasonably necessary to protect the Company’s legitimate business interests, including but not limited to the secrecy of Company Confidential Information and the goodwill of its customers. Executive further acknowledges and agrees that Company will provide employee training specific to the products and services it provides and to information and technology related to such products and that the Company’s investment in such training and knowledge provides a legitimate business interest for the restrictive covenants contained in this Agreement.

(b) Executive acknowledges that in the event of a violation of any provision contained in this Agreement, the Company’s business interests will be irreparably injured, the full extent of the Company’s damages will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company, and the Company will be entitled to enforce this Agreement by an injunction or other equitable relief without the necessity of posting bond or security, which Executive expressly waives. Executive further agrees that the restrictions set forth in Paragraphs 2 and 3 of this Agreement shall survive the cancellation of this Agreement unless such cancellation expressly states that the restrictions set forth in those paragraphs are also cancelled.

5.	Consideration

Executive acknowledges that Executive’s employment and/or continued employment, bonus eligibility and eligibility for stock option awards constitutes valid consideration for the promises and commitments made in this Agreement. Executive understands that if he fails to execute this Agreement, Company will decline to hire Executive and/or will terminate Executive’s employment. As additional consideration, Executive will be granted access to Company’s confidential information and trade secrets, which access Executive would not be provided but for his execution of this Agreement. Executive will also be provided training and other product-specific information as additional consideration.

6.	General Terms

(a) Integration, Governing Law, Severability. The terms of this Agreement shall be governed by the laws of the State of Virginia without regard to conflict of laws provisions. The Agreement may not be changed in any respect except by a written agreement signed by both Executive and an officer of Company. If any provision of the agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(b) Judicial Limitation. If any provision of this Agreement is determined to be invalid or unenforceable by reason of the extent, duration, or geographical scope thereof, then the Court making such determination may reduce the extent, duration, or geographic scope of that provision so that it shall be enforceable to the maximum extent permitted by law.

(c) Non-Assignment. Executive may not assign his or her rights and obligations without the prior written consent of Company. Subject to the foregoing, all covenants and agreements made herein shall bind the parties’ respective successors, assigns, and representatives. Executive expressly agrees that his obligations under this Agreement are assignable to Company’s successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of January, 2006.

MOBILE SATELLITE VENTURES		SCOTT MACLEOD

By:	/s/ Alexander H. Good	/s/ Scott Macleod
Print Name:	Alexander H. Good	Print Name: Scott Macleod
Title:	Vice Chairman and CEO

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